   As filed with the Securities and Exchange Commission on January 16, 1998


                                                  Registration No. 333-[       ]



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ------------------

                         MACK-CALI REALTY CORPORATION
           ---------------------------------------------------------
             (Exact name of registrant as specified in its charter)


               Maryland                                  22-3305147
--------------------------------------------------------------------------------
(State or Other Jurisdiction of                          (I.R.S. Employer
 Incorporation or Organization)                          Identification Number)



11 Commerce Drive, Cranford, New Jersey                    07016
 (908) 272-8000
--------------------------------------------------------------------------------
(Address, including telephone number, of                 (Zip Code)
     Principal Executive Offices)


                       THE EMPLOYEE STOCK OPTION PLAN AND
                         THE DIRECTOR STOCK OPTION PLAN
                        ----------------------------------
                           (Full Title of the Plans)

                                   Copies to:

MR. THOMAS A. RIZK                               JONATHAN A. BERNSTEIN, ESQ.
Chief Executive Officer                          BLAKE HORNICK, ESQ.
Mack-Cali Realty Corporation                     Pryor, Cashman, Sherman & Flynn
11 Commerce Drive                                410 Park Avenue
Cranford, New Jersey                             New York, New York 10022
(908) 272-8000                                   (212) 421-4100
--------------------------------------------------------------------------------
        (Names, addresses and telephone numbers of agents for service)

                        CALCULATION OF REGISTRATION FEE


==============================================================================================
 Title of            Amount      Proposed Maximum    Proposed Maximum   Amount of
 Securities to       to be      Offering Price Per      Aggregate      Registration
 be Registered     Registered *       Share **        Offering Price       Fee
----------------------------------------------------------------------------------------------
Common Stock      2,400,000 shares  $40.00              $96,000,000      $29,090.10
($0.01 par
 value)
==============================================================================================

* All of the securities registered hereby are issuable under the Plans. This registration statement includes: (i) 1,330,188 shares of Common Stock, $.01 par value per share (the "Common Stock"), with respect to which a registration fee of $7,682.98 was paid with the filing of Registration Statement No. 33-91822, on Form S-8, with the Securities and Exchange Commission (the "Commission") on May 2, 1995; (ii) 550,000 shares of Common Stock, with respect to which a registration fee of $4,687.50 was paid with the filing of Registration Statement No. 333-18275, on Form S-8, with the Commission on December 19, 1996; and (iii) 1,100,000 shares of Common Stock, with respect to which a registration fee of $12,260.42 was paid with the filing of Registration Statement No. 333-32661, on Form S-8, with the Commission on August 1, 1997. To date, 392,668 of such shares have been sold by certain selling shareholders pursuant to the reoffer prospectus included in such previously filed registration statements.


** Estimated, in accordance with Rule 457(c), solely for the purpose of calculating the registration fee. The proposed Maximum Offering Price per Share represents the average of the high and low prices as reported by the New York Stock Exchange on January 13, 1998.

                               EXPLANATORY NOTES

     Pursuant to General Instruction E of Form S-8, this registration statement incorporates by reference Registration Statement No. 33-91822, on Form S-8, filed with the Commission on May 2, 1995, a post-effective amendment to which was filed on September 29, 1995, Registration Statement No. 333-18275, on Form S-8, filed with the Commission on December 19, 1996, and Registration Statement No. 333-32661, on Form S-8, filed with the Commission on August 1, 1997.

     Included on the immediately following pages is a "reoffer prospectus" for use by certain selling shareholders in connection with the reoffer and resale of restricted securities pursuant to the Company's Employee Stock Option Plan and Director Stock Option Plan.

PROSPECTUS
----------

                               2,312,510 Shares

                         MACK-CALI REALTY CORPORATION

                                 Common Stock

                                    ------

     All of the 2,312,510 shares of common stock, $.01 par value per share (the "Common Stock"), of Mack-Cali Realty Corporation (together with its subsidiaries, the "Company") offered hereby are offered for the account of the shareholders described herein (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of such Common Stock by the Selling Shareholders. The 2,312,510 shares of Common Stock offered hereby are referred to herein as the "Selling Shareholder Shares." All of the Selling Shareholder Shares are issuable upon the exercise of options granted as of the date hereof.

     Shares of Common Stock may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the New York Stock Exchange (the "NYSE") or other exchanges on which the Common Stock is then traded, in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholder Shares may be sold in one or more of the following transactions: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Selling Shareholder Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of the exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for the other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. These brokers or dealers and any other participating brokers or dealers, as well as certain pledgees, donees, transferees and other successors in interest, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in connection with the sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The aggregate proceeds to the Selling Shareholders from the sale of the Selling Shareholder Shares will be the purchase price of the Selling Shareholder Shares sold less the aggregate agents' commissions and underwriters' discounts, if any. By agreement, the Company will pay substantially all of the expenses incident to the registration of the Selling Shareholder Shares, except for selling commissions associated with the sale of the Selling Shareholder Shares, all of which will be paid by the Selling Shareholders.

     The Common Stock is listed on the NYSE and the Pacific Exchange under the symbol "CLI." The closing price of the Common Stock as reported on the NYSE on January 13, 1997 was $40.0625 per share.


-------------------------------------------------------------------------
         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
            SION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
               ACCURACY OR ADEQUACY OF THIS PROSPECTUS ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT
               PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING.
                ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

-------------------------------------------------------------------------

                The date of this Prospectus is January 16, 1998.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that any information contained therein is correct as of any time subsequent to the date hereof.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's public reference section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates by writing to the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov. In addition, the Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Pacific Exchange, and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

     The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the securities offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:



     a. The Company's Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 1996;

     b. The Company's Quarterly Reports on Form 10-Q (File No. 1-13274) for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

     c. The Company's Current Reports on Form 8-K and Form 8-K/A (File No. 1-13274), dated January 31, 1997, September 18, 1997, September 19, 1997, December 11, 1997 and January 16, 1998;

     d. The Company's Proxy Statements relating to the Annual Meeting of Shareholders held on May 15, 1997 and the Special Meeting of Shareholders held on December 11, 1997; and

     e. The description of the Common Stock and the description of certain provisions of Maryland Law and the Company's Articles of Incorporation and Bylaws, both contained in the Company's Registration Statement on Form 8-A, dated August 9, 1994.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents (provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable prospectus supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner of the securities offered hereby to whom this Prospectus is delivered, upon written or oral request. Requests should be made to Barry Lefkowitz, Chief Financial Officer of the Company, 11 Commerce Drive, Cranford, New Jersey 07016-3510 (telephone number: (908) 272-8000).

                                  THE COMPANY

     Mack-Cali Realty Corporation is a fully-integrated real estate investment trust ("REIT") that owns and operates a portfolio comprised primarily of Class A office and office/flex buildings, as well as commercial real estate leasing, management, acquisition, development and construction businesses. As of January 15, 1998, the Company owned and operated 189 properties, aggregating approximately 22.0 million square feet (collectively, the "Properties"). The Properties are comprised of 177 office and office/flex buildings totaling approximately 21.6 million square feet (the "Office Properties" and "Office/Flex Properties," respectively), six industrial/warehouse properties containing an aggregate of approximately 400,000 square feet (the "Industrial/Warehouse Properties"), two multi-family residential properties, two stand-alone retail properties and two land leases. The 177 Office and Office/Flex Properties are comprised of 118 office buildings containing an aggregate of 18.6 million square feet (the "Office Properties") and 59 office/flex buildings containing an aggregate of approximately 3.0 million square feet (the "Office/Flex Properties"). The Company believes that its Properties have excellent locations and access and are well-maintained and professionally managed. As a result, the Company believes that its Properties attract high quality tenants and achieve among the highest rental, occupancy and tenant retention rates within their markets.

     On December 11, 1997, the Company, then named Cali Realty Corporation, and its subsidiary, then named Cali Realty, L.P., completed its previously announced transaction (the "Mack Transaction") pursuant to an agreement dated as of September 18, 1997 with the Mack Company and Patriot American Office Group (collectively, the "Mack Group"), as amended as of December 11, 1997. The Company acquired 54 office properties, aggregating approximately 9.2 million square feet (the "Mack Properties") and each of Cali Realty Corporation and Cali Realty, L.P. changed its name to Mack-Cali Realty Corporation and Mack-Cali Realty, L.P., respectively. The Mack Properties are located in nine states, primarily in the Northeast and Southwest.

     The Company's strategy has been to focus its development and ownership of office properties in sub-markets where it is, or can become, a significant and preferred owner and operator. The Company will continue this strategy by expanding, primarily through acquisitions, initially into sub-markets where it has, or can achieve, similar status. Management believes that the recent trend towards increasing rental and occupancy rates in office buildings in the Company's sub-markets continues to present significant opportunities for growth. The Company may also develop properties in such sub-markets, particularly with a view towards potential utilization of certain vacant land recently acquired or on which the Company holds options. Management believes that its extensive market knowledge provides the Company with a significant competitive advantage which is further enhanced by its strong reputation for and emphasis on delivering highly responsive management services, including direct and continued access to the Company's senior management. The Company performs substantially all construction, leasing, management and tenant improvements on an "in-house" basis and is self-administered and self-managed. As of December 31, 1997, the Company had over 300 employees.

     Cali Associates, the entity to whose business the Company succeeded in 1994, was founded by John J. Cali, Angelo R. Cali and Edward Leshowitz (the "Founders") who have been involved in the development, leasing, management, operation and disposition of commercial and residential properties in Northern and Central New Jersey for over 40 years and have been primarily focusing on office buildings for the past fifteen years. In addition to the Founders, the Company's executive officers generally have been employed by the Company and its predecessor for an average of approximately 10 years. The Company and its predecessor have built approximately four million square feet of office space, more than one million square feet of industrial facilities and over 5,500 residential units.

     The Company has elected to be taxed as a REIT for federal income tax purposes and expects to continue to elect such status. Although the Company believes that it was organized and has been operating in conformity with the requirements for qualification under the Internal Revenue Code of 1986, as amended (the "Code"), no assurance can be given that the Company will continue to qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions of which there are only limited judicial or administrative interpretations. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to federal taxation at regular corporate rates. As a result, such a failure would adversely affect the Company's ability to make distributions to its stockholders and could have an adverse affect on the market value and marketability of the Common Stock.

     To ensure that the Company qualifies as a REIT, the transfer of shares of capital stock of the Company, including the Common Stock, is subject to certain restrictions, and ownership of capital stock by any single person is limited to
9.8 percent of the value of such capital stock, subject to certain exceptions. The Company's Articles of Incorporation provide that any purported transfer in violation of the above-described ownership limitations shall be void ab initio.

     The shares of Common Stock of the Company are listed on the NYSE under the symbol "CLI." The Company has paid regular quarterly distributions on its Common Stock since it commenced operations as a REIT in 1994. The Company intends to continue making regular quarterly distributions to the holders of its Common Stock. Distributions depend upon a variety of factors, and there can be no assurance that distributions will be made.

     All of the Company's interests in the Properties are held by, and its operations are conducted through, Mack-Cali Realty, L.P., a Delaware limited partnership (the "Operating Partnership"), or by entities controlled by the Operating Partnership. As of December 31, 1997, the Company was the beneficial owner of approximately 79.6 percent of the Operating Partnership, without taking into account contingent, non-participating Common and Preferred Units and warrants to purchase Common Units issued in the Mack Transaction, and is its sole general partner. As used herein, the term "Units" refers to limited partnership interests in the Operating Partnership.

     The Company was incorporated under the laws of Maryland on May 24, 1994. Its executive offices are located at 11 Commerce Drive, Cranford, New Jersey 07016, and its telephone number is (908) 272-8000. The Company has an internet Web address at "http://www.mack-cali.com."

                                USE OF PROCEEDS

     The shares of Common Stock offered hereby are being registered for the account of the Selling Shareholders and, accordingly, the Company will not receive any proceeds from the sale of the Selling Shareholder Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

     The shares of Common Stock offered by this Prospectus are to be acquired by directors and/or officers of the Company (the "Selling Shareholders") pursuant to the Company's Director Stock Option Plan and Employee Stock Option Plan.
Each Selling Shareholder will receive all of the net proceeds from the sale of his or her respective Selling Shareholder Shares offered hereby. The following table sets forth certain information regarding the ownership of the Company's Common Stock by the Selling Shareholders as of January 16, 1998. The number of shares of Common Stock outstanding will not change as a result of the offering, nor will the number of shares owned or percentage of ownership of any persons other than the Selling Shareholders change as a result thereof. There is no assurance that any of the Selling Shareholders will offer for sale or sell any or all of the Common Stock offered by them pursuant to this Prospectus.



                                          Number of Shares Owned     Number of Shares       Number of Shares to be
Name and Position with Company             Prior to Offering/(1)/    Registered Hereby      Owned After Offering/(2)/
------------------------------            -----------------------    -----------------      -------------------------
John J. Cali, Chairman of the Board               505,799                   55,569                     450,230

Thomas A. Rizk, Chief Executive
Officer and Director                              632,914                  339,976                     292,938

Barry Lefkowitz, Executive V.P. and               160,159                  134,803                      25,356
Chief Financial Officer

Roger W. Thomas, Executive V.P.,
General Counsel and Assistant                     160,433                  134,803                      25,630
Secretary

Brant Cali, Executive V.P.,
Secretary and Member of Advisory Board            635,351                  430,295                     205,056

Timothy M. Jones, Executive Vice                  417,575                  105,295                     297,280
President

John R. Cali, Chief Administrative                469,801                  330,295                     139,506
Officer

James Nugent, Senior Vice President -
Leasing                                           155,714                  120,726                      34,988

Greg Berger, Vice President -                     106,233                   56,832                      49,401
Operations

John Crandall, Vice President -                    69,644                   69,144                         500
Leasing

Andrew Greenspan, Vice President -
Acquisitions                                       92,602                   56,832                      35,770

Michael Grossman, Vice President
Leasing                                            91,832                   56,832                      35,000

Anthony Krug, Vice President - Finance             71,207                   71,007                         200

Albert Spring, Vice President -                   177,935                  107,393                      70,542
Operations

Brendan T. Byrne, Director                         17,100                   17,000                         100

Martin D. Gruss, Director                          10,000                   10,000                           0

Jeffrey B. Lane, Director                          15,000                   10,000                       5,000

Earle I. Mack, Director                            10,000                   10,000                           0

William L. Mack, Director                          10,000                   10,000                           0

Paul Nussbaum, Director                            10,000                   10,000                           0

Alan Philibosian, Director                         15,500                   15,000                         500

Irvin D. Reid, Director                            12,000                   12,000                           0



----------------------------
/(1)/ Includes shares of Common Stock underlying options. Also includes, where applicable, shares of Common Stock owned directly or issuable upon the redemption of units of limited partnership interest in the Operating Partnership or upon the exercise of warrants.

/(2)/ Assumes all shares registered hereunder will be sold. All Selling Shareholders would own less than one percent of the number of outstanding shares of Common Stock at January 16, 1998.


                                          Number of Shares Owned     Number of Shares       Number of Shares to be
Name and Position with Company             Prior to Offering/(1)/    Registered Hereby      Owned After Offering/(2)/
------------------------------            -----------------------    -----------------      -------------------------
Vincent Tese, Director                             12,000                   10,000                       2,000

Robert F. Weinberg, Director                      536,989                   15,000                     521,989

Brad W. Berger, Member of Advisory
Board                                             348,573                   35,708                     312,865

Martin S. Berger, Member of Advisory
Board                                              10,000                   10,000                           0

Angelo R. Cali, Member of Advisory
Board                                             512,949                   17,000                     495,949

Kenneth A. DeGhetto, Member of
Advisory Board                                     19,000                   10,000                       9,000

James W. Hughes, Member of Advisory
Board                                              17,000                   17,000                           0

Edward Leshowitz, Member of Advisory
Board                                              17,000                   17,000                           0

Alan Turtletaub, Member of Advisory
Board                                              18,000                   17,000                       1,000

-----------------------

(1) Includes shares of Common Stock underlying options. Also includes, where applicable, shares of Common Stock owned directly or issuable upon the redemption of units of limited partnership interest in the Operating Partnership or upon the exercise of warrants.

(2) Assumes all shares registered hereunder will be sold. All Selling Shareholders would own less than one percent of the number of outstanding shares of Common Stock at January 16, 1998.

     Information regarding each Selling Shareholder's current relationship with the Company or the Company's predecessors and affiliates and such relationships, if any, within the past three years is set forth below.

     John J. Cali serves as Chairman of the Board of Directors and a member of the Board of Directors of the Company.

     Thomas A. Rizk serves as Chief Executive Officer and a member of the Board of Directors of the Company. Prior to the Mack Transaction in December 1997, Mr. Rizk served as President, Chief Executive Officer and a member of the Board of Directors of the Company. From the formation of the Company until December 31, 1995, he served as President, Chief Financial Officer and a member of the Board of Directors of the Company.

     Barry Lefkowitz serves as Executive Vice President and Chief Financial Officer of the Company. Prior to the Mack Transaction in December 1997, Mr. Lefkowitz served as Vice President and Chief Financial Officer of the Company.

     Roger W. Thomas serves as Executive Vice President, General Counsel and Assistant Secretary of the Company. Prior to the Mack Transaction in December 1997, Mr. Thomas served as Vice President, General Counsel and Assistant Secretary of the Company.

     Brant Cali serves as Executive Vice President and Secretary of the Company. Prior to the Mack Transaction in December 1997, Brant Cali served as Chief Operating Officer, Secretary and a member of the Board of Directors of the Company.

     Timothy M. Jones serves as Executive Vice President of the Company. Prior to the RM Transaction in January 1997, Mr. Jones served as Executive Vice President and Chief Operating Officer of RM.

     John R. Cali serves as Executive Vice President of the Company. Prior to the Mack Transaction in December 1997, John R. Cali served as Chief Administrative Officer of the Company.

     James Nugent serves as Senior Vice President - Leasing of the Company. Prior to the Mack Transaction in December 1997, Mr. Nugent served as Vice President - Leasing of the Company.

     Greg Berger serves as Vice President - Operations of the Company. Prior to the RM Transaction on January 31, 1997, Mr. Berger was an affiliate on RM.

     John Crandall serves as Vice President - Leasing of the Company.

     Andrew Greenspan serves as Vice President - Acquisitions of the Company. Prior to the RM Transaction on January 31, 1997, Mr. Greenspan was an affiliate on RM.

     Michael Grossman serves as Vice President - Leasing of the Company. Prior to the RM Transaction on January 31, 1997, Mr. Grossman was an affiliate on RM.

     Anthony Krug serves as Vice President - Finance of the Company.

     Albert Spring serves as Vice President - Operations of the Company.

     Brendan T. Byrne serves as a member of the Board of Directors of the Company.

     Martin D. Gruss serves as a member of the Board of Directors of the Company.

     Jeffrey B. Lane serves as a member of the Board of Directors of the Company.

     Earle I. Mack serves as a member of the Board of Directors of the Company. Prior to the Mack Transaction, Earle I. Mack served as Senior Partner and Chief Financial Officer of The Mack Company.

     William L. Mack serves as a member of the Board of Directors and Chairman of the Executive Committee of the Company. Prior to the Mack Transaction, William L. Mack served as Managing Partner of The Mack Company.

     Paul Nussbaum serves as a member of the Board of Directors of the Company. Prior to the Mack Transaction, Mr. Nussbaum, the founder of the Patriot American Group of companies, served as Chairman and Chief Executive Officer of Patriot American Hospitality, Inc., and Patriot American Hospitality Operating Co.

     Alan Philibosian serves as a member of the Board of Directors of the Company.

     Irvin D. Reid serves as a member of the Board of Directors of the Company.

     Vincent Tese serves as a member of the Board of Directors of the Company.

     Robert F. Weinberg serves as a member of the Board of Directors of the Company. Prior to the acquisition by the Company on January 31, 1997 of certain properties of Robert Martin Company, LLC and affiliates ("RM"), Mr. Weinberg served as Co-Chairman and General Partner of RM.

     Brad W. Berger serves as a member of the Advisory Board of the Company. Following the RM Transaction in January 1997 until the Mack Transaction in December 1997, Brad Berger served as Executive Vice President and a member of the Board of Directors of the Company. Prior to the RM Transaction, Brad Berger served as RM's President and Chief Executive Officer from 1994 to 1996.

     Martin S. Berger serves as a member of the Advisory Board of the Company. Prior to the RM Transaction on January 31, 1997, Mr. Berger was an affiliate of RM.

     Angelo R. Cali serves as a member of the Advisory Board of the Company. Prior to the Mack Transaction, Angelo R. Cali served as a member of the Board of Directors of the Company.

     Kenneth A. DeGhetto serves as a member of the Advisory Board of the Company. Prior to the Mack Transaction, Mr. DeGhetto served as a member of the Board of Directors of the Company.

     James W. Hughes serves as a member of the Advisory Board of the Company. Prior to the Mack Transaction, Mr. Hughes served as a member of the Board of Directors of the Company.

     Edward Leshowitz serves as a member of the Advisory Board of the Company. Prior to June 1, 1997, Mr. Leshowitz was a member of the Board of Directors of the Company.

     Alan Turtletaub serves as a member of the Advisory Board of the Company. Prior to the Mack Transaction, Mr. Turtletaub served as a member of the Board of Directors of the Company.

                             PLAN OF DISTRIBUTION

     The Selling Shareholder Shares may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the NYSE or other exchanges on which the Common Stock is traded, in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholder Shares may be sold in one or more of the following transactions: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Selling Shareholder Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus;
(c) an exchange distribution in accordance with the rules of the exchange; and
(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Any broker or dealer to be utilized by a Selling Shareholder will be selected by such Selling Shareholder. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. These brokers or dealers and any other participating brokers or dealers, as well as certain pledgees, donees, transferees and other successors in interest, may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with the sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Selling Shareholder Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing: (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of Selling Shareholder Shares involved, (iii) the price at which such Selling Shareholder Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

     The Selling Shareholders reserve the sole right to accept and, together with any agent of the Selling Shareholders, to reject in whole or in part any proposed purchase of the Selling Shareholder Shares. The Selling Shareholders will pay any sales commissions or other seller's compensation applicable to such transactions.

     To the extent required, the amount of the Selling Shareholder Shares to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth by the Company in a prospectus supplement accompanying this Prospectus or, if appropriate, a post-effective amendment to the Registration Statement. The Selling Shareholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

     Offers and sales of shares of the Common Stock have not been registered or qualified under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the Selling Shareholder Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Selling Shareholder Shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the Common Stock may not simultaneously engage in market-making activities with respect to such shares of Common Stock for a period of two to nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, each Selling Shareholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Shareholders or any such other person. All of the foregoing may affect the marketability of the Common Stock and the brokers' and dealers' ability to engage in market-making activities with respect to the Common Stock.

     The Company will pay substantially all of the expenses incident to the registration of the shares of Common Stock offered hereby, estimated to be approximately $40,000.


                  DESCRIPTION OF SECURITIES TO BE REGISTERED

General

     The authorized capital stock of the Company consists of 190,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). At December 31, 1997, 49,856,289 shares of Common Stock were issued and outstanding; no shares of Preferred Stock are outstanding as of the date hereof.

     Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to shareholders for a vote, subject to the provisions of the Company's Articles of Incorporation regarding the ownership of shares of Common Stock in excess of the Ownership Limit described below. Holders of shares of Common Stock will have no preemptive rights or cumulative voting rights. All shares of Common Stock to be outstanding following this offering will be duly authorized, fully paid, and nonassessable. Distributions may be paid to the holders of shares of Common Stock if and when declared by the Board of Directors of the Company out of funds legally available therefor. The Company has paid regular and uninterrupted quarterly dividends from the third quarter of 1994.

     Under Maryland law, shareholders are generally not liable for the Company's debts or obligations. If the Company is liquidated, subject to the right of any holders of Preferred Stock to receive preferential distribution, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company, including debts and liabilities arising out of its status of general partner of the Operating Partnership.

     With certain exceptions, the Company's Articles of Incorporation provide that no person may own, or be deemed to own by virtue of the attribution rules of the Code, more than 9.8 percent of the value of the Company's issued and outstanding shares of capital stock. See "-- Restrictions on Transfer" below.

     The registrar and transfer agent for the Company's Common Stock is ChaseMellon Shareholder Services.

     Under the Company's Articles of Incorporation, shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. Prior to the issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law (the "MGCL") and the Company's Articles of Incorporation to adopt resolutions and file Articles Supplementary with the State Department of Assessments and Taxation of Maryland, fixing for each such series the designations, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by Maryland law. Because the Board of Directors has the power to establish the terms and conditions of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock power, preferences and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

Redemption Rights

     Beginning on the first anniversary of the initial public offering ("IPO"), persons who received partnership interests ("Units") in the Operating Partnership in exchange for certain formation partnership interests at the time of the IPO (such persons are hereinafter referred to as members of the "Cali Group"), received rights which enable them to require the Operating Partnership to redeem part or all of their Units for cash (based upon the fair market value of an equivalent number of shares of Common Stock at the time of such redemption) or, at the election of the Company, shares of Common Stock (on a one-for-one basis). The obligation to redeem the Cali Group's Units may be assumed by the Company in exchange for, at the Company's election, either cash or shares of Common Stock, provided that the Company may not pay for such redemption with shares of Common Stock to the extent that it would result in a member of the Cali Group beneficially or constructively owning shares of Common Stock in excess of the Ownership Limit. See "-- Restrictions on Transfer" below.

Restrictions On Transfer

     Ownership Limits. The Company's Articles of Incorporation contain certain restrictions on the number of shares of capital stock that individual shareholders may own, directly or beneficially. For the Company to qualify as a REIT under the Code, no more than 50 percent of the value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expects to continue to qualify as a REIT, the Articles of Incorporation of the Company contain restrictions on the direct and beneficial acquisition of capital stock intended to ensure compliance with these requirements.

     The Company's Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8 percent (the "Ownership Limit") of the value of the issued and outstanding shares of capital stock. The Board of Directors may exempt a person from the Ownership Limit if evidence satisfactory to the Board of Directors or the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such exemption, the intended transferee must give written notice to the Company of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Directors no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee having the direct or beneficial ownership of shares in excess of the Ownership Limit. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to continue to qualify as a REIT. Any transfer of securities that would: (i) create a direct or indirect ownership of shares of stock in excess of the Ownership Limit; (ii) result in the shares of stock being owned by fewer than 100 persons; or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code shall be null and void, and the transferor will be deemed not to have transferred the shares.

     All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

     Every owner of more than five percent (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of capital stock must file a written notice with the Company containing the information specified in the Articles of Incorporation no later than January 31 of each year. In addition, every shareholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect of such shareholder's direct, indirect and constructive ownership of such shares on the Company's status as a REIT.

     The foregoing ownership limitations may have the effect of precluding acquisition of control of the Company without the consent of the Board of Directors.

                                 LEGAL MATTERS

     Certain legal matters in connection with this offering, including the validity of the issuance of the shares of Common Stock offered hereby, will be passed upon for the Company by Pryor, Cashman, Sherman & Flynn, New York, New York.

                                    EXPERTS

     The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The combined financial statements of the Robert Martin Group, for the year ended December 31, 1996, included in the Company's Current Report on Form 8-K/A, dated January 31, 1997 and filed March 28, 1997, have been so incorporated in reliance on the report of Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The financial statements incorporated in this Registration Statement by reference to the Current Reports on Form 8-K of the Company, dated September 18, 1997 and January 16, 1998, respectively, have been so incorporated in reliance on the reports of Schonbraun Safris Sternlieb & Co., L.L.C., independent accountants, given on the authority of said firm as experts in auditing and accounting. The statements of The Mack Group incorporated in this Registration Statement by reference to the Company's Proxy Statement, dated November 10, 1997, except as they relate to the unaudited nine-month periods ended September 30, 1997 and 1996 and except as they relate to Patriot American Office Group, have been audited by Price Waterhouse LLP, independent accountants, and, insofar as they relate to Patriot American Office Group, by Ernst & Young LLP, independent accountants, whose reports thereon are incorporated by reference in this Registration Statement. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

================================================================================

  No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that any information contained therein is correct as of any time subsequent to the date hereof.



                          --------------------------



                               TABLE OF CONTENTS


                                                                                         Page
                                                                                         ----
Available Information.....................................................................   1
Incorporation of Certain Documents
  by Reference............................................................................   1
The Company...............................................................................   2
Use of Proceeds...........................................................................   4
Selling Shareholders......................................................................   4
Plan of Distribution......................................................................   9
Description of Securities to be
  Registered..............................................................................  10
Legal Matters.............................................................................  12
Experts...................................................................................  12




================================================================================




================================================================================



                               2,312,510 Shares



                         MACK-CALI REALTY CORPORATION



                                 Common Stock



                              -------------------

                                  PROSPECTUS

                              -------------------






                               January 16, 1998






================================================================================

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.    Incorporation of Documents by Reference.


          The following documents are hereby incorporated by reference in this registration statement:

          a. The Company's Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 1996;

          b. The Company's Quarterly Reports on Form 10-Q (File No. 1-13274) for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

          c. The Company's Current Reports on Form 8-K and Form 8-K/A (File No. 1-13274), dated January 31, 1997, September 18, 1997,
               September 19, 1997, December 11, 1997 and January 16, 1998;

          d. The Company's Proxy Statements relating to the Annual Meeting of Shareholders held on May 15, 1997 and the Special Meeting of Shareholders held on December 11, 1997; and

          e. The description of the Common Stock and the description of certain provisions of Maryland Law and the Company's Articles of Incorporation and Bylaws, both contained in the Company's Registration Statement on Form 8-A, dated August 9, 1994.

          All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.


Item 4.    Description of Securities.

          Not applicable.


Item 5.    Interests of Named Experts and Counsel.

          Not applicable.


Item 6.    Indemnification of Directors and Officers.


          The Company's officers and directors are and will be indemnified under Maryland law, the Articles of Incorporation of the Company and the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement of the Operating Partnership") against certain liabilities. The Articles of Incorporation require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland. The Bylaws contain provisions which implement the indemnification provisions of the Articles of Incorporation.

          The Maryland General Corporation Law ("MGCL") permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. No amendment of the Articles of Incorporation of the Company shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. Maryland law permits the Company to provide indemnification to an officer to the same extent as a director, although additional indemnification may be provided if such officer is not also a director.

     The MGCL permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, subject to specified restrictions. The MGCL does not, however, permit the liability of directors and officers to the corporation or its shareholders to be limited to the extent that
(1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Articles of Incorporation of the Company contain a provision consistent with the MGCL. No amendment of the Articles of Incorporation shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal.

     The Partnership Agreement of the Operating Partnership also provides for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its Articles of Incorporation, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to the Company and its stockholders is limited under the Company's Articles of Incorporation.

     The Company has entered into indemnification agreements with each of its directors and officers. The indemnification agreements require, among other things, that the Company indemnify its directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions of the Articles of Incorporation and the Bylaws and Partnership Agreement of the Operating Partnership, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights it provides.

Item 7.  Exemption from Registration Claimed.

         Not applicable

Item 8.  Exhibits.

 4.1 -    Form of Common Stock certificate
 5.1 -    Opinion of Pryor, Cashman, Sherman & Flynn
23.1 -    Consent of Pryor, Cashman, Sherman & Flynn (included in Exhibit 5.1)
23.2 -    Consent of Price Waterhouse LLP
23.3 -    Consent of Ernst & Young LLP
23.4 -    Consent of Ernst & Young LLP
23.5      Consent of Schonbraun Safris Sternlieb & Co., L.L.C

Item 9.   Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions discussed in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cranford, New Jersey on this 16th day of January, 1998.



                                            CALI REALTY CORPORATION


                                            By: /s/ Thomas A. Rizk
                                               -------------------------------
                                               THOMAS A. RIZK
                                               CHIEF EXECUTIVE
                                               OFFICER AND DIRECTOR



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

 SIGNATURE                    TITLE                            DATE
 ---------                    -----                            ----


                              Chief Executive Officer
 /s/ Thomas A. Rizk           and Director                     January 16, 1998
---------------------------
THOMAS A. RIZK

                              President, Chief Operating
 /s/ Mitchell E. Hersh        Officer and Director             January 16, 1998
---------------------------
MITCHELL E. HERSH

                              Executive Vice President
                              and Chief Financial
 /s/ Barry Lefkowitz          Officer                          January 16, 1998
---------------------------
BARRY LEFKOWITZ


 /s/ John J. Cali             Chairman of the Board            January 16, 1998
---------------------------
JOHN J. CALI



/s/ William L. Mack           Director                         January 16, 1998
---------------------------
WILLIAM L. MACK



 SIGNATURE                    TITLE                            DATE
 ---------                    -----                            ----

/s/ Brendan T. Byrne          Director                         January 16, 1998
---------------------------
BRENDAN T. BYRNE



/s/ Martin D. Gruss           Director                         January 16, 1998
---------------------------
MARTIN D. GRUSS



/s/ Jeffrey B. Lane           Director                         January 16, 1998
---------------------------
JEFFREY B. LANE



/s/ Earle I. Mack             Director                         January 16, 1998
---------------------------
EARLE I. MACK


/s/ Paul A. Nussbaum          Director                         January 16, 1998
---------------------------
PAUL A. NUSSBAUM


/s/ Alan G. Philibosian       Director                         January 16, 1998
---------------------------
ALAN G. PHILIBOSIAN


/s/ Irvin D. Reid             Director                         January 16, 1998
---------------------------
IRVIN D. REID



/s/ Vincent Tese              Director                         January 16, 1998
---------------------------
VINCENT TESE


/s/ Robert F. Weinberg        Director                         January 16, 1998
---------------------------
ROBERT F. WEINBERG


                               INDEX TO EXHIBITS

Exhibit No.         Description of Exhibit
-----------         ----------------------


4.1           Form of Common Stock Certificate

4.2           Form of Warrant Agreement, incorporated by reference to Exhibits
              10.106, 10.107 and 10.108 to the Company's Current Report on
              Form 8-K, filed with the Commission on December 11, 1997, and to Exhibits 10.84 and 10.85 to the Company's Annual Report on Form
              10-K, filed with the Commission on December 31, 1996

5.1           Opinion of Pryor, Cashman, Sherman & Flynn

23.1          Consent of Pryor, Cashman, Sherman & Flynn (included as part of
              Exhibit 5.1)

23.2          Consent of Price Waterhouse LLP

23.3          Consent of Ernst & Young LLP

23.4          Consent of Ernst & Young LLP

23.5          Consent of Schonbraun Safris Sternlieb & Co., L.L.C.

